UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

October 18, 2013

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Ironclad Performance Wear Corporation

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800

(Registrant’s telephone

number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2013, the Registrant entered into a Consulting Agreement with Lee Turlington pursuant to which Mr. Turlington agreed to serve as the Registrant’s Interim President. Mr. Turlington will dedicate 7 days to the Registrant in October 2013, and will thereafter dedicate approximately 15 days per month to the Registrant in connection with his provision of services under the Consulting Agreement. The Registrant will pay Mr. Turlington a consulting fee of $14,000 for services rendered in October 2013, and will thereafter pay Mr. Turlington a consulting fee of $30,000 per month for services rendered during the remaining term provided that Mr. Turlington provides consulting services for at least 11 days during such month. In the event that Mr. Turlington provides consulting services for 10 or fewer days in any given month other than October 2013, the Registrant will pay Mr. Turlington a consulting fee of $2,000 per day for such month. The Registrant will also reimburse Mr. Turlington for reasonable travel expenses incurred in connection with the provision of his consulting services.

During the term of the Consulting Agreement, Mr. Turlington agrees not to engage in commercial activities that are in direct competition with the Registrant. During the term of the Consulting Agreement and for a period of one year thereafter, Mr. Turlington also agrees not to solicit any of the Registrant’s employees to discontinue employment with the Registrant for purposes of providing services to any person or entity other than the Registrant, not to usurp any opportunity of the Registrant and not to directly or indirectly interfere with or solicit any of the Registrant’s accounts. The Consulting Agreement may be terminated by the Registrant or by Mr. Turlington at any time, with our without cause, upon 30 days prior written notice to the other party. The parties have agreed to mediate disputes under the Consulting Agreement prior to commencing legal action in any state or federal court of competent jurisdiction.

With over twenty-five years in the sports apparel and equipment industry, Mr. Turlington’s business tenure has been built with companies that are market leaders as well as market challengers, giving him a broad vantage point keenly suited to address the global complexities that color today’s evolving markets. Mr. Turlington has a proven and successful track record in leadership roles at global brands such as The North Face, Fila, Nike and Patagonia.

Most recently Mr. Turlington, age 59, was Vice President of Global Product at the venerated outdoor brand Patagonia while company revenue doubled to $575 million and profit tripled since 2008. During 5 years with Patagonia he acted as a consultant as well as an in-house member of the executive steering team, leading strategic direction for Design, Advanced Innovation, Global Merchandising and Materials R & D. As founder and principal at the global consultancy TURLINGTON Inc., Mr. Turlington acts as a Business Strategist & Innovation Catalyst offering a diverse portfolio of services able to be customized to the strategic needs of the client. Currently based in Southern California, Mr. Turlington has worked in Europe and Asia extensively throughout his career. Mr. Turlington holds a Bachelor of Arts degree in Economics from Lenoir-Rhyne University. He’s done post-graduate study and continuing education at the College for Recording Arts, University of Pennsylvania Wharton School of Business and Stanford University Hasso-Platner Institute of Design.

On October 18, 2013, the Registrant’s Board of Directors determined that Scott Jarus, a current member of the Registrant’s Board of Directors and the Registrant’s former Chief Executive Officer, will serve as the Registrant’s principal executive officer solely for purposes of the certifications required in connection with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as Mr. Jarus was serving as the Registrant’s Chief Executive Officer at that time.

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Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit

Number Description

99.1	Press release entitled “Ironclad Performance Wear Engages Interim President” dated October 24, 2013.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PERFORMANCE WEAR CORPORATION

Date: October 24, 2013	By:	/s/ Thomas Kreig
Thomas Kreig Senior Vice President of Finance

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